UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   April 7, 2016

HAEMONETICS CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts	1-14041	04-2882273
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Wood Road, Braintree MA		02184
(Address of principal executive offices)		(Zip Code)
 Registrant’s telephone number, including area code  781-848-7100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Appointment of Principal Accounting Officer

On April 7, 2016, Haemonetics Corporation (the “Company”) appointed Dan Goldstein as its principal accounting officer. Mr. Goldstein succeeds Susan Hanlon who, as the Company previously announced, left the Company to pursue other professional opportunities.

Prior to joining the Company, Mr. Goldstein was Vice President Technical Accounting and Advisory Services for Covidien PLC, a global health care products company. At Covidien, Mr. Goldstein had previously held the roles of Business Unit Controller, Sustainable Technologies and Director, Corporate Reporting. Prior to Covidien, Mr. Goldstein held positions at EMC Corporation and Calpine Corporation; and he began his career with PricewaterhouseCoopers. He holds a B.A. in Economics from the University of Michigan, Ann Arbor, and is a Certified Public Accountant.

Mr. Goldstein has not entered into any material plan, contract or arrangement in connection with his appointment, or received any award. There are no arrangements or understandings between Mr. Goldstein and any other persons pursuant to which he was selected as an officer. Mr. Goldstein has no family relationships with any of the Company’s directors or executive officers. There are no transactions involving the Company and Mr. Goldstein that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAEMONETICS CORPORATION
(Registrant)

Date: April 12, 2016	By	/s/ Sandra Jesse
Sandra Jesse
Executive Vice President, Chief Legal Officer